EXHIBIT 99.1

Earnings Announcement

San Luis Obispo, California — October 19, 2006

Coast Bancorp, the holding company for Coast National Bank, announced the preliminary financial results for the third quarter ended September 30, 2006.

Total Assets at September 30, 2006 were $178.3 million, a 4.0% decrease from $185.7 million at December 31, 2005.  Net Loans at September 30, 2006 were $143.0 million, an increase of $11.0 million from $132.0 at December 31, 2005.  Deposits as of September 30, 2006 were $160.3 million, a 5.1% decrease from $168.9 at December 31, 2005. Total stockholder equity increased 11.6% to $12.5 million as of September 30, 2006 as compared to $11.2 million at December 31, 2005.  Net income for the three months ended September 30, 2006 was $465,000, or $0.66 per diluted share, an 87.5% increase from $248,000, or $0.35 per diluted share for the three months ended September 30, 2005.  Net income for the nine months ended September 30, 2006 was $1.1 million, or $1.59 per diluted share, a 41.8% increase from $776,000, or $1.09 per diluted share for the nine months ended September 30, 2005.

Coast National Bank opened for business on June 16, 1997.  The Bank is an independent community bank with five banking offices and three loan production offices serving California’s Fresno County, San Luis Obispo County, and Santa Barbara County.  With a focus on delivering unsurpassed customer service, the Bank provides small business loans, home loans and other loans, as well as an array of business and personal banking deposit products and other services. The Bank is a wholly-owned subsidiary of Coast Bancorp, a $180 million bank holding company, headquartered in San Luis Obispo, CA.  Coast Bancorp stock trades under the ticker symbol “CTBP.OB.” For more information, visit www.coastnationalbank.com or call 805.541.0400.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Coast Bancorp and its subsidiaries.  All financial results are unaudited and therefore subject to change.  These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations Coast National Bank.  These forward-looking statements involve certain risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:  (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) finalization of the year-end audit results and (6) other risks detailed in the Coast Bancorp reports filed with the Securities and Exchange Commission.